NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES GROUNDBREAKING OF ADVANCED MUNITIONS PRODUCTION FACILITY IN CLEAR LAKE, SOUTH DAKOTA

Eau Claire, Wisconsin (June 15, 2026) – National Presto Industries, Inc. (NYSE: NPK) announced that its subsidiary National Defense Corporation (NDC) is holding a private groundbreaking ceremony tomorrow for a new state-of-the-art medium caliber ammunition production and test facility at the company's Tech Ord campus in Clear Lake, South Dakota.

The project represents an approximate $90 million investment by NDC to meet current and emerging U.S. Department of Defense (DoD) ammunition requirements. It will incorporate modern manufacturing technologies, advanced automation, digital quality systems, and scalable production processes capable of rapidly responding to changing mission needs. The investment further strengthens South Dakota's growing role in supporting national defense and advanced manufacturing while reinforcing the Tech Ord campus as a strategic location for future Defense Industrial Base expansion.

Over the last two years, NDC has worked closely with the DoD to evaluate future warfighter requirements, procurement strategies, and manufacturing technologies. The result is a facility designed from the ground up to deliver greater flexibility, efficiency, and responsiveness than traditional ammunition production models.

When asked for comments, Todd Anderson, President of NDC stated, “The decision to make the sizable investment largely resulted from our participation in Defense Ordnance Technology Consortium (DOTC) programs that focus on next-generation technologies like Counter-Unmanned Aerial Systems ammunition. The DOTC programs illustrated to us the importance of modern, scalable production capabilities that can quickly transform innovative concepts into operational capacity. The new facility is designed to deliver that kind of flexibility in the manufacture of the DoD’s growing portfolio of medium caliber ammunition. We are proud to partner with Army Senior Leadership to understand their needs and help shape that future. Certainly, we appreciate their support. We also are grateful for the support we have received from local leaders, state officials, economic development partners, contractors, and the Clear Lake community."

Construction of the facility is scheduled to begin in mid-June 2026, with completion anticipated in 2028.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms and commercial fire extinguishers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.